Putnam Global Telecommunications Fund
8/31/17 Annual report

Because the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1	(000s omitted)

Class A	        578
Class B		 85
Class C		107
Class M		  1

72DD2	(000s omitted)

Class R		  6
Class Y		161


73A1

Class A	      0.534
Class B	      0.449
Class C	      0.409
Class M	      0.414

73A2

Class R	      0.181
Class Y	      0.571


73C1

Class A	      0.032
Class B	      0.027
Class C	      0.025
Class M	      0.025

73C2

Class R	      0.011
Class Y	      0.035


74U1	(000s omitted)

Class A	        910
Class B		174
Class C		193
Class M	   	  5

74U2	(000s omitted)

Class R		 25
Class Y		424


74V1

Class A	      16.06
Class B	      15.53
Class C	      15.51
Class M       15.91

74V2

Class R	      16.26
Class Y	      16.15

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.